Exhibit 99.1

SBT Bancorp Increases Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--August 25, 2017--The Board of Directors of SBT Bancorp, Inc., (OTCQX: SBTB, CUSIP 78391C106), the holding company of Simsbury Bank, declared on August 23, 2017 a quarterly common stock cash dividend of $0.15 per share. The dividend will be payable on September 22, 2017 to shareholders of record on September 8, 2017.

Robert J. Bogino, Chairman of the SBT Bancorp and Simsbury Bank boards, said, "One of the pleasures of corporate oversight is the sharing of positive financial news with stakeholders. It is indeed a pleasure for your board of directors to announce this dividend which represents a 7% increase over the prior quarterly dividend of $0.14. Management continues to focus cost reducing actions to improve operating efficiencies and the financial results of the Bank. The board anticipates continued growth and profitability, and wishes to thank our shareholders for their ongoing support of Simsbury Bank.”

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc., whose stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
SBT Bancorp, Inc.
Richard Sudol, 860-408-5493
CFO
860-408-4679 (fax)
rsudol@simsburybank.com